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Exhibit 16.01

March 3, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for Alibris and, under the date of June 14, 2002, we reported on the consolidated financial statements of Alibris as of and for the years ended December 31, 2001 and 2000. On January 2, 2003, our appointment as principal accountants was terminated. We have read Alibris' statements included under the heading "Change in Independent Accountants" in its Form S-1 dated March 3, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Alibris' statement that the change was ratified by the Board of Directors and we are not in a position to agree or disagree with Alibris' statements that they did not directly or indirectly consult Rowbotham and Company LLP during the two most recent fiscal years prior to the date of Rowbotham and Company LLP's appointment as their independent public accountants and through January 2, 2003 as to either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Alibris' financial statements and did not consult Rowbotham and Company LLP as to any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,

/s/ KPMG LLP

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  Exhibit 16.01